Exhibit 10.29

15 November 2007

Gregory S. Steele

6018 Melita Glen Place

Santa Rosa, CA 95409

Dear Greg:

Enphase Energy, Inc. (the “Company”) is pleased to offer you employment on the following terms:

1. Position. Your title will be Vice President of Operations, and you will report to the Chief Executive Officer. This is a full-time position. While you render services to the Company, you will not engage in any other employment, consulting or other business activity (whether full-time or part-time) that would create a conflict of interest with your duties to the Company. By signing this letter agreement, you confirm to that Company that you have no contractual commitments or other legal obligations that would prohibit you from performing your duties for the Company.

2. Cash Compensation. Your compensation plan is defined in Exhibit B. Your salary will be subject to adjustment pursuant to the Company’s employee compensation policies in effect from time to time.

3. Employee Benefits. As a regular employee of the Company, you will be eligible to participate in regular health insurance, profit sharing, bonus, and other employee benefit plans if and as established by the Company for its employees from time to time. In addition to your gross salary, the Company will make an annual contribution on your behalf to the Company’s 401(k) Plan of three percent (3%) of your “compensation”, as set forth in the Company’s 401(k) plan, for the preceding 12-month period, subject to the provisions of the Company’s 401 (k) Plan. The Company may change or cease to make these contributions at any time for any reason, with or without notice, provided, however, to the extent the Company reduces its contributions from this three percent (3%) level, your salary will be increased by an equivalent amount. In addition, you will be entitled to paid vacation in accordance with the Company’s vacation policy, as in effect from time to time.

4. Expenses. You will be reimbursed for reasonable legitimate business expenses incurred in the performance of your duties in accordance with the Company’s expense reimbursement policies, as in effect from time to time.

5. Stock Grant. Following execution of this letter agreement, we will recommend to the Board of Directors of the Company that you be granted the opportunity to purchase up to One Hundred and Thirty Five Thousand, Seven Hundred and Fifty Five (135,755) shares of Common Stock of the Company under the Company’s 2006 Equity Incentive plan (the “Plan”). The price per share will be equal to the fair market value per share on the date the Board approves such grant or on your first day of employment, whichever is later. The shares will be subject to the terms and conditions applicable to shares granted under the Plan, as described in and subject to the plan and the applicable stock option or purchase agreement. Subject to your continued employment and the terms and conditions of the plan and applicable agreement twenty-five percent (25%) of the shares will vest twelve(12) months following your first date of employment, and the balance will vest in equal monthly installments over the next thirty-six (36) months of continuous service, as described in the applicable stock purchase agreement.

With respect to the foregoing, the grant of the opportunity to purchase such shares by the Company is subject to the Board’s approval and this promise to recommended such approval is not a promise of compensation and is not intended to create any obligation on the part of the Company.

6. Confidentiality. As an employee of the Company, you will have access to certain confidential information of the Company and you may, during the course of your employment, develop certain information or inventions that will be the property of the Company. To protect the interests of the Company, you will need to sign the company’s standard “Employee Invention Assignment and Confidentiality Agreement” attached hereto as Exhibit A as a condition of your employment. We wish to impress upon you that we do not want you to, and we hereby direct you not to, bring with you any confidential or proprietary material of any former employer or to violate any other obligations you may have to any former employer. During the period that you render services to the Company, you agree to not engage in any employment, business or activity that is in any way competitive with the business or proposed business of the Company. You will disclose to the Company in writing any other gainful employment, business or activity that you are currently associated with or participate in that competes with the Company. You will not assist any other person or organization in competing with the Company or in preparing to engage in competition with the business or proposed business of the Company. You represent that your signing of this offer letter, agreement(s) concerning stock granted to you, if any, under the Plan and the Company’s Employee Invention Assignment and Confidentiality Agreement and your commencement of employment with the Company will not violate any agreement currently in place between yourself and current or past employers.

7. Employment Relationship. Employment with the Company is for no specific period of time. Your employment with the Company will be “at will,” meaning that either you or the Company may terminate your employment at any time and for any reason, with or without cause. Any contrary representations that may have been made to you are superseded by this letter Agreement. This is the full and complete agreement between you and the Company on this term. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, any change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and duly authorized officer of the Company (other than you).

8. Withholding Taxes. All forms of compensation referred to in this letter agreement are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law.

9. Interpretation, Amendment and Enforcement. This letter agreement and Exhibit A constitute the complete agreement between you and the Company, contain all of the terms of your employment with the Company and supersede any prior agreements, representations or understandings (whether written, oral or implied) between you and the Company. This letter agreement may not be amended or modified, except by an express written agreement signed by both you and a duly authorized officer of the Company. The terms of this letter agreement and the resolution of any disputes as to the meaning, effect, performance or validity of this letter agreement or arising out of, related to, or in any way connected with, this letter agreement, your employment with the Company or any other relationship between you and the Company (the “Disputes”) will be governed by California law, excluding laws relating to conflicts or choice of law. You and the Company submit to the exclusive personal jurisdiction of the federal and state courts located in San Francisco and

Sonoma County in connection with any Dispute or any Claim related to any Dispute.

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We hope that you will accept our offer to join the Company on the terms of this letter. You may indicate your agreement with these terms and accept this offer by signing and dating both the enclosed duplicate original of this letter agreement and the enclosed Proprietary Information and Inventions Agreement and returning them to me. This offer, if not accepted, will expire at the close of business on 15 November 2007. As required by law, your employment with the Company is contingent upon your providing legal proof of your identity and authorization to work in the United States. Your employment is also contingent upon your starting work with the Company on or before 28 January 2008.

Very truly yours,

ENPHASE ENERGY, INC.

By:	/s/ Paul B Nahi
Paul B Nahi
Title:	President and CEO

I have read and accept this employment offer:

/s/ Gregory S. Steele
Signature of Gregory S. Steele

Dated: 11/15/07

Attachment

Exhibit A: Employee Invention Assignment and Confidentiality Agreement

Exhibit B: Compensation Plan

EXHIBIT A

Employee Invention Assignment and Confidentiality Agreement

In consideration of, and as a condition of my employment with Enphase Energy, Inc., a Delaware corporation (the “Company”), I hereby represent to, and agree with the Company as follows:

Purpose of Agreement. I understand that the Company is engaged in a continuous program of research, development, production and marketing in connection with its business and that it is critical for the Company to preserve and protect its “Proprietary Information” (as defined in Section 7 below), its rights in “Inventions” (as defined in Section 2 below) and in all related intellectual property rights. Accordingly, I am entering into this Employee Invention Assignment and Confidentiality Agreement (this “Agreement”) as a condition of my employment with the Company, whether or not I am expected to create inventions of value for the Company.

Disclosure of Inventions. I will promptly disclose in confidence to the Company all inventions, improvements, designs, original works of authorship, formulas, processes, compositions of matter, computer software programs, databases, mask works, designs and trade secrets that I make or conceive or first reduce to practice or create, either alone or jointly with others, during the period of my employment, whether or not in the course of my employment, and whether or not patentable, copyrightable or protectable as trade secrets (the “Inventions”).

Work for Hire; Assignment of Inventions. I acknowledge and agree that any copyrightable works prepared by me within the scope of my employment are “works for hire” under the Copyright Act and that the Company will be considered the author and owner of such copyrightable works. I agree that all Inventions that (i) are developed using equipment, supplies, facilities or trade secrets of the Company, (ii) result from work performed by me for the Company, or (iii) relate to the Company’s business or current or anticipated research and development (the “Assigned Inventions”), will be the sole and exclusive property of the Company and are hereby irrevocably assigned by me to the Company.

Labor Code Section 2870 Notice. I have been notified and understand that the provisions of Sections 3 and 5 of this Agreement do not apply to any

Assigned Invention that qualifies fully under the provisions of Section 2870 of the California Labor Code, which states as follows:

ANY PROVISION IN AN EMPLOYMENT AGREEMENT WHICH PROVIDES THAT AN EMPLOYEE SHALL ASSIGN, OR OFFER TO ASSIGN, ANY OF HIS OR HER RIGHTS IN AN INVENTION TO HIS OR HER EMPLOYER SHALL NOT APPLY TO AN INVENTION THAT THE EMPLOYEE DEVELOPED ENTIRELY ON HIS OR HER OWN TIME WITHOUT USING THE EMPLOYER’S EQUIPMENT, SUPPLIES, FACILITIES, OR TRADE SECRET INFORMATION EXCEPT FOR THOSE INVENTIONS THAT EITHER: (1) RELEASE AT THE TIME OF CONCEPTION OR REDUCTION TO PRACTICE OF THE INVENTION TO THE EMPLOYER’S BUSINESS, OR ACTUAL OR DEMONSTRABLY ANTICIPATED RESEARCH OR DEVELOPMENT OF THE EMPLOYER; OR (2) RESULT FROM ANY WORK PERFORMED BY THE EMPLOYEE FOR THE EMPLOYER. TO THE EXTENT A PROVISION IN AN EMPLOYMENT AGREEMENT PURPORTS TO REQUIRE AN EMPLOYEE TO ASSIGN AN INVENTION OTHERWISE EXCLUDED FROM BEING REQUIRED TO BE ASSIGNED UNDER CALIFORNIA LABOR CODE SECTION 2870(a), THE PROVISION IS AGAINST THE PUBLIC POLICY OF THIS STATE AND IS UNENFORCEABLE.

Assignment of Other Rights. In addition to the foregoing assignment of Assigned Inventions to the Company, I hereby irrevocably transfer and assign to the Company: (i) all worldwide patents, patent applications, copyrights, mask works, trade secrets and other intellectual property rights, including but not limited to rights in databases, in any Assigned Inventions, along with any registrations of or applications to register such rights; and (ii) any and all “Moral

Rights” (as defined below) that I may have in or with respects to any Assigned Inventions. I also hereby forever waive and agree never to assert any and all Moral Rights I may have in or with respect to any Assigned Inventions, even after termination of my work on behalf of the Company. “Moral Rights” mean any rights to claim authorship of or credit on an Assigned Inventions, to object to or prevent the modification or destruction of any Assigned Inventions, or to withdraw from circulation or control the publication or distribution of any Assigned Inventions, and any similar right, existing under judicial or statutory law of any country or subdivision thereof in the world, or under any treaty, regardless of whether or not such right is denominated or generally referred to as a “moral right.”

Assistance. I agree to assist the Company in every proper way to obtain for the Company and enforce patents, copyrights, mask work rights, trade secret rights and other legal protections for the Company’s Assigned Inventions in any and all countries. I will execute any documents that the Company may reasonably request for use in obtaining or enforcing such patents, copyrights, mask work rights, trade secrets and other legal protections. My obligations under this paragraph will continue beyond the termination of my employment with the Company, provided that the Company will compensate me at a reasonable rate after such termination for time or expenses actually spent by me at the Company’s request on such assistance. I appoint the Secretary of the Company as may attorney-in-fact to execute documents on my behalf for this purpose.

Proprietary Information. I understand that my employment by the Company creates a relationship of confidence and trust with respect to any information of a confidential or secret nature that may be disclosed to me by the Company or a third party that relates to the business of the Company or to the business of any parent, subsidiary, affiliate, customer or supplier of the Company or any other party with whom the Company agrees to hold information of such party in confidence (the “Proprietary Information”). Such Proprietary Information includes, but is not limited to, Assigned Inventions, marketing plans, product plans, business strategies, financial information, forecasts, personnel information customer lists and data, and domain names.

Confidentiality. At all times, both during my employment and after its termination, I will keep and hold all such Proprietary Information in strict confidence trust. I will not use or disclose any Proprietary Information without the prior written consent of the Company, except as may be necessary to perform my duties as an employee of the Company for the benefit of the Company. Upon termination of my employment with the Company, I will promptly deliver to the Company all documents and materials of any nature pertaining to my work with the Company and, upon Company request will execute a document confirming my agreement to honor my responsibilities contained in this Agreement. I will not take with me or retain any documents or materials or copies thereof containing any Proprietary Information.

No Breach of Prior Agreement. I represent that my performance of all the terms of this Agreement and my duties as an employee of the Company will not breach any invention assignment, proprietary information, confidentially or similar agreement with any former employer or other party. I represent that I will not bring with me to the Company or use in the performance of my duties for the Company any documents or materials or intangibles of a former employer or third party that are not generally available to the public or have not been legally transferred to the Company.

Efforts; Duty Not to Compete. I understand that my employment with the Company requires my undivided attention and effort during normal business hours. While I am employed by the Company, I will not, without the Company’s express prior written consent, provide services to, or assist in any manner, any business or third party if such services or assistance would be in direct conflict with the Company’s business interests.

Notification. I hereby authorize the Company to notify third parties, including, without limitation, customers and actual or potential employers, of the terms of this Agreement and my responsibilities hereunder.

Non-Solicitation of Employees/Consultants. During my employment with the Company and for a period of one (1) year thereafter, I will not directly or indirectly solicit away employees or consultants of the Company for my own benefit of any other person or entity.

Non-Solicitation of Suppliers/Customers. During my employment with the Company and after termination of my employment, I will not directly or indirectly solicit or take away suppliers or customers of the Company if the identity of the supplier or customer or information about the supplier or customer relationship is a trade secret or is otherwise deemed confidential information within the meaning of California law.

Name and Likeness Rights. I hereby authorize the Company to use, reuse, and to grant others the right to use and reuse, my name, photograph, likeness (including caricature), voice, and biographical information, and any reproduction or simulation thereof, in any form of media or technology now known or hereafter developed (including, but not Limited to, film, video and digital or other electronic media), both during and, after my employment, for any purposes related to the Company’s business, such as marketing, advertising, credits, and presentations.

Injunctive Relief. I understand that in the event of a breach of threatened breach of this Agreement by me the Company may suffer irreparable harm and will therefore be entitled to injunctive relief to enforce this Agreement.

Governing Law; Severability. This Agreement will be governed by and construed in accordance with the laws of the State of California, without giving effect to its laws pertaining to conflict of laws. If any provision of this Agreement is determined by any court of arbitrator of competent jurisdiction to be invalid, illegal or unenforceable in any respect, such provision will be enforced to the maximum extent possible given the intent of the parties hereto. If such clause of provision cannot be so enforced, such provision shall be stricken from this Agreement and the remainder of this Agreement shall be enforced as if such invalid, illegal or unenforceable clause of provision had (to the extent not enforceable) never been contained in this Agreement.

Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered will be deemed an original, and all of which together shall constitute one and the same agreement.

Entire Agreement. This Agreement and the documents referred to herein constitute the entire agreement and understanding of the parties with respect to the subject matter of this Agreement, and supersede all prior understandings and agreements, whether oral or written, between or among the parties hereto with respect to the specific subject matter hereof.

Amendment and Waivers. This Agreement may be amended only by a written agreement executed by each of the parties hereto. No amendment of or waiver of, or modification of any obligation under this Agreement will be enforceable unless set forth in a writing signed by the party against which enforcement is sought. Any amendment effected in accordance with this section will be binding upon all parties hereto and each of their respective successors and assigns. No delay or failure to require performance of any provision of this Agreement shall constitute a waiver of that provision as to that or any other instance. No waiver granted under this Agreement as to any one provision herein shall constitute a subsequent waiver of such provision of any other provision herein, nor shall it constitute the waiver of any performance other than the actual performance specifically waived.

Successors and Assigns; Assignment. Except as otherwise provided in this Agreement, this Agreement, and the rights and obligations of the parties hereunder, will be binding upon and inure to the benefit of their respective successors, assigns, heirs, executors, administrators and legal representatives. The Company may assign any of its rights and obligations under this Agreement. No other party to this Agreement may assign, whether voluntarily or by operation of law, any of its rights and obligations under this Agreement, except with the prior written consent of the Company.

Further Assurances. The parties agree to execute such further documents and instruments and to take such further actions as may be reasonably necessary to carry out the purposes and intent of this Agreement.

“At Will” Employment. I understand that this Agreement does not constitute a contract of employment or obligate the Company to employ me for any stated period of time. I understand that I am an “at will ” employee of the Company and that my employment can be terminated at any time, with or without notice and with or without cause, for any reason or for no reason, by either the Company or myself. I acknowledge that any statements of representations to the contrary are ineffective, unless put into a writing signed by the Company. I further acknowledge that my participation in any stock option or benefit program is not to be construed as any assurance of continuing employment of any particular period of time. This Agreement shall be effective as of the first day of my employment by the Company, which is 28 January 2008.

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EXHIBIT B

Compensation Plan

Your total compensation will consist of a Base Salary and a Bonus Plan.

Base salary: The Company will pay you a starting base salary at the rate of One Hundred and Thirty Six Thousand Dollars ($136,000) per year, payable in accordance with the Company’s standard payroll schedule.

Bonus Plan: Your 2007 Bonus Plan will consist of up to Fifteen Thousand Dollars ($15,000), payable semi-annually (once every six months), with respect to portions of such Bonus Plan achieved, if any, during the preceding six months. The Bonus Plan is subject to your achieving the following goals to the satisfaction of the Chief Executive Officer:

1)	Cost reduction: Continuous and significant cost reductions through vendor or negotiations, strategic component selection, manufacturing efficiencies, judicious use of oversees manufacturing and engineering guidance.

2)	Product quality: Ensuring that each and every unit is fully tested and qualified for production use. The Company’s stated goal for 2008 is to have no defects and no returns. This will include development of the manufacturing test programs, establishing a quality verification process at the contract manufacturer’s interfacing with engineering to ensure DFM and DFT compliance, failure analysis and any other tool or procedure to necessary to guarantee quality.

3)	Just in time delivery: Ensuring that delivery schedules are understood and met. Includes development of the scheduling process as well as its consistent implementation.

4)	Establishment of all relevant process and procedures: Create and utilize all necessary processes and procedure required to accomplish all the above goals and ensure a well functioning organization.

In Witness Whereof, the parties have executed this Agreement as of the 15 November 2007.

Enphase Energy, Inc.:		Employee:

By:	/s/ Paul B Nahi	/s/ Gregory S. Steele
	Signature	Signature
Name:	Paul B Nahi	Gregory S. Steele
Title:	President and CEO

Signature Page to Employee Invention Assignment and Confidentiality Agreement